Exhibit 11.1

802 N Washington

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 1-A of our audit report dated September 3, 2020, relating to the financial statements of Epilog Imaging Systems, Inc., appearing in this Report on Form  1-A, for the years ended December 31, 2019 and 2018. Our report dated, September 3, 2020, with respect to those financial statements includes an emphasis of matter paragraph relating to the substantial doubt of Epilog Imaging Systems, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

November 11, 2020